Exhibit 21.1

List of Subsidiaries of Atkore International Holdings Inc.

Entity Name	Jurisdiction of Incorporation	D/B/A (Jurisdiction)
ACN 083 263 076 Pty Limited	Australia
Acroba S.A.S.	France
AFC Cable Systems, Inc.	Delaware	Monogram Metals (New Jersey)
Allied Luxembourg S.a.r.l.	Luxembourg
Allied Metal Products (Changshu) Co., Ltd.	China
Allied Products UK Limited	United Kingdom
Allied Switzerland GmbH	Switzerland
Allied Tube & Conduit Corporation	Delaware	American Tube and Pipe Company (Arizona; Indiana) Custom Tube Fabricators (Indiana) Allied Specialty Products (Indiana) Allied Studco (Colorado)
Atkore Construction Technologies NZ Limited	New Zealand
Atkore Foreign Holdings Inc.	Delaware
Atkore Holding IX (Denmark) Aps	Denmark
Atkore International (NV) Inc.	Nevada
Atkore International CTC, Inc.	Arkansas
Atkore International, Inc.	Delaware
Atkore International Indústria e Comércio de Aço e Materiais
Elétricos Ltda.	Brazil

Atkore Metal Products Pte Ltd.	Singapore
Columbia-MBF Inc.	Canada	Columbia-MBF (Ontario)
Electrostrut Australia Pty Limited	Australia
Georgia Pipe Company	Georgia
FlexHead Industries, Inc.	Massachusetts
Kalanda Enterprises Pty Limited	Australia
Kral Steel Limited	Bermuda
Samuel Booth & Company Limited	United Kingdom

SprinkFLEX, LLC	Massachusetts
Swan Metal Skirtings Pty Limited	Australia
TKN, Inc.	Rhode Island

Unirax Limited	United Kingdom
Unistrut (New Zealand) Holdings Pty Limited	Australia
Unistrut Australia Pty Limited	Australia
Unistrut Canada Limited	Ontario
Unistrut Chile Comercial E. Industrial Limitada	Chile
Unistrut Europe Limited	United Kingdom
Unistrut Holdings Limited	United Kingdom
Unistrut International Corporation	Nevada
Unistrut International Holdings, LLC	Delaware
Unistrut Limited	United Kingdom
WPFY, Inc.	Delaware